Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of BlockchAIn Digital Infrastructure, Inc. of our report dated May 27, 2025 (September 23, 2025 as to the effects of the restatement discussed in Note 2 to the financial statements relating thereto), relating to the balance sheets of One Blockchain LLC (formerly known as BV Power Alpha LLC) as of December 31, 2024 (successor) and 2023 (predecessor), the related statements of income, statements of members’ equity, and statements of cash flows for the successor period from February 8, 2024 to December 31, 2024, the predecessor period from January 1, 2024 to February 7, 2024, and the year ended December 31, 2023 (predecessor), and our report dated November 11, 2025 relating to the financial statements of One Blockchain LLC as of September 30, 2025 (successor) and December 31, 2024 (successor), and for the three months ended September 30, 2025 and 2024 (successor) and nine months ended September 30, 2025 (successor), and period from February 8, 2024 to September 30, 2024 (successor), and period from January 1, 2024 to February 7, 2024 (predecessor). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ Berkowitz Pollack Brant Advisors + CPAs

Berkowitz Pollack Brant Advisors + CPAs

PCAOB ID Number: 52

Miami, FL
January 21, 2026